Exhibit e.5.a

AMENDMENT

TO MARKETING AND ADMINISTRATIVE SERVICES AGREEMENT

This Amendment is entered into as of October 1, 2021, by and between The Guardian Insurance & Annuity Company, Inc. ("Firm") and VP Distributors, LLC (“Distributor”).

WHEREAS, Firm and Distributor have entered into a Marketing and Administrative Services Agreement effective as of May 23, 2013 (the “Agreement”) which, as of the date hereof, remains in full force and effect; and

WHEREAS, pursuant to the Agreement Firm provides marketing of certain funds distributed by the Company (the “Portfolios”) and certain administrative and recordkeeping services (collectively, the “Services”) to the owners of certain variable annuity contracts and/or variable life insurance policies issued by Firm in connection with their allocations to the Portfolios; and

WHEREAS, Distributor anticipates becoming the distributor for The Merger Fund VL (“TMFVL”), effective on a future date; and

WHEREAS, the parties desire to update the Agreement to include TMFVL and fees applicable to Firm providing the Services with respect to allocations to TMFVL, effective upon the date on which Distributor becomes the distributor of TMFVL (the “Effective Date”); and

WHEREAS, the Agreement provides that it may only be changed by a written instrument signed by the parties;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.            Upon the Effective Date, Schedule A to the Agreement shall be replaced in its entirety with the Exhibit A attached hereto.

2.            The notice address for Distributor is hereby changed to One Financial Plaza, 26th Floor, Hartford, CT 06103, Attn.: Counsel. The notice address for the Firm is hereby changed to 10 Hudson Yards, New York, NY 10001, Attn.: Counsel.

3.            In all other respects, the Agreement shall remain unchanged and in full force and effect.

4.            This Amendment may be executed in two or more counterparts, which may be executed and/or exchanged electronically, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date first set forth above.

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.		VP DISTRIBUTORS, LLC

By:	/s/ Nahulan Ethirveerasingam	By:	/s/ Heidi Griswold
Name:	Nahulan Ethirveerasingam	Name:	Heidi Griswold
Title:	2nd Vice President	Title:	VP, Mutual Fund Services

SCHEDULE A

Portfolio	Class	Fee
Virtus Duff & Phelps Real Estate Securities Series	A	25 bps
The Merger Fund VL	I	40 bps